Exhibit 99.1

NEWS RELEASE

April 19, 2012

NCR announces strong first-quarter results

•	Operational results ahead of expectations as previously disclosed
•	Revenue growth of 18% compared to prior year period
•

GAAP diluted EPS from continuing operations of $0.23 compared to $0.12 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.47, an increase of 42% from the prior year period

•	Strong cash flow growth; operating cash flow of $89 million and free cash flow(3) of $48 million
•	NCR raises full year 2012 guidance as previously disclosed

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2012. Reported revenue of $1.24 billion increased 18 percent from the first quarter of 2011. First-quarter revenues include a negative impact of 1 percent as a result of foreign currency translation.

NCR reported first-quarter income from continuing operations (attributable to NCR) of $38 million, or $0.23 per diluted share, compared to income from continuing operations (attributable to NCR) of $19 million, or $0.12 per diluted share, in the first quarter of 2011. Income from continuing operations in the first quarter of 2012 included $39 million ($28 million or $0.17 per diluted share, after-tax) of pension expense, $9 million ($6 million or $0.04 per diluted share, after tax) of acquisition related amortization of intangibles, $4 million ($3 million or $0.02 per diluted share, after tax) of acquisition related integration costs and a $3 million ($2 million or $0.01 per diluted share, after tax) impairment charge related to an investment. Income from continuing operations for the first quarter of 2011 included $51 million ($35 million or $0.22 per diluted share, after-tax) of pension expense, and $3 million ($2 million or $0.01 per diluted share, after-tax) of benefit from final settlement of a litigation matter. Excluding these items, non-GAAP income from continuing operations(2) in the first quarter of 2012 was $0.47 per diluted share compared to $0.33 in the prior year period.

The results and cash flows related to the company’s Entertainment line of business have been classified as discontinued operations in each period, and in the guidance, included in this release.

“Our strong first quarter results were driven by continued momentum in our Financial Services business, particularly among U.S. regional banks and in emerging markets worldwide,” said Bill Nuti, chairman and CEO of NCR. “This growth was supported by continued traction in our new Hospitality vertical, as-expected contributions from Retail Solutions, and continued penetration into emerging industry verticals. NCR is driving profitable growth in and around its core businesses, with a focus on increasing the software and services component of our revenue mix. Our excellent start to the year and continued good execution give us the confidence to raise our outlook for 2012.”

First-Quarter 2012 Operating Segment Results(2)

As of January 1, 2012, the specialty retail business that was formerly part of the Hospitality and Specialty Retail segment is now included in the Retail Solutions segment, and the hospitality business that was formerly part of the Retail Solutions segment is now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality.

Financial Services

NCR’s Financial Services segment generated first-quarter revenue of $694 million, an increase of 17 percent from the first quarter of 2011. The increase was driven primarily by growth in the Americas and Asia Middle East Africa (AMEA) theaters. The first-quarter year-over-year revenue comparison was negatively impacted by 2 percentage points of foreign currency translation.

Operating income for Financial Services was $56 million in the first quarter of 2012 as compared to $47 million in the first quarter of 2011. This increase was driven by the impact of higher revenue, including an improved mix of software and services revenue coupled with lower service delivery costs.

Retail Solutions

The Retail Solutions segment generated revenue of $347 million in the first quarter of 2012, a decrease of 9 percent from the first quarter of 2011, on both an actual and a constant currency basis. The decrease resulted from declines in the Americas and Europe theaters and the impact from the movement of specialty retail and hospitality accounts between the Retail Solutions segment and the Hospitality segment, as described above.

Operating income for Retail Solutions was $2 million in the first quarter of 2012 as compared to $8 million in the first quarter of 2011. The decrease was driven by the decline in revenues and the movement of accounts, as described above.

Hospitality

The Hospitality segment generated revenue of $113 million in the first quarter of 2012, driven largely by product volumes and services revenue in the Americas theater.

Operating income for Hospitality was $19 million in the first quarter of 2012.

Emerging Industries

The Emerging Industries segment generated first quarter revenue of $90 million, an increase of 5 percent. The increase was driven primarily from growth in the services business with our Telecom & Technology customers in the Americas and Europe theaters. The first quarter year-over-year revenue comparison included 1 percentage point of benefit from foreign currency translation.

Operating income for Emerging Industries was $24 million in the first quarter of 2012 as compared to $16 million in the first quarter of 2011. This increase was primarily driven by an improved product and services mix and lower service delivery costs.

First-Quarter 2012 Business Highlights

In the first quarter of 2012, NCR continued the introduction and deployment of its self-service solutions across its core and emerging industries while continuing to expand its global services business. The following are NCR’s first quarter business highlights.

In the Financial Services segment, LegacyTexas Bank, a $1.5 billion, locally owned financial institution serving North Texas, agreed to install new NCR SelfServ™ ATMs with scalable deposit module to speed up deposit process time and deliver an enhanced experience to its customers. NCR will also help enhance the uptime and performance of the ATMs through its Total ATM Services package.

NCR and Cardtronics, the world’s largest retail ATM owner, recently launched the smallest-ever SelfServ™ ATM. The SelfServ™ 14 offers a well-established cash dispenser with high availability while taking up just 0.27 square meters of floor space. It also can run APTRA™ software, enabling customers to deploy a single software solution across their entire organization. Cardtronics has already purchased a significant number of NCR SelfServ™ 14 ATMS for deployment in various locations throughout the U.S.

NCR also announced a strategic investment in uGenius Technology, LLC, a Utah-based pioneer in video banking solutions. During 2011, NCR and uGenius collaborated to build NCR APTRA™ Interactive Teller, the first ATM that lets consumers talk and bank with a live, remote teller. NCR APTRA™ Interactive Teller allows bank branches to stay open longer and offer more services to their customers. NCR is scheduled to begin installations at various financial institutions throughout the U.S., Canada, Australia, and other countries over the coming months. Another customer, Dollar Bank, plans to introduce NCR APTRA™ Interactive Teller into its Pittsburgh locations in the near future.

In addition, NCR reached a reseller agreement for its APTRA™ Cash Connect software with Glory, Ltd., one of the largest providers of cash handling devices in the world. Under the agreement, Glory will resell NCR APTRA™ Cash Connect as a software offering with its teller cash recycler hardware globally. NCR’s relationship with Glory makes APTRA™ Cash Connect accessible on more than 80 percent of the world’s teller automation installed base.

In Retail Solutions, NCR continued to win business with its suite of point-of-sale technologies and suite of APTRA™ eMarketing solutions.

NCR announced that Ahold USA, the U.S. division of Amsterdam-based Ahold, selected the NCR Advanced Marketing Solution to manage offers and promotions to customers. The software will be available to all of Ahold USA’s local retail divisions, which operate more than 750 supermarkets as Stop & Shop, Giant Foods of Landover, Giant Foods of Carlisle and Martin’s regional brands. NCR will also provide consulting services to help Ahold USA manage the technology migration, in addition to ongoing software maintenance and support.

Century 21, a discount designer department store chain, agreed to upgrade its digital signage software to the most current version of the NCR Netkey digital signage solution. The latest version of the NCR Netkey digital signage solution will provide Century 21 with the ability to improve the shopping experience for customers by delivering informative, rich multimedia content and enhancing the effectiveness and reach of its various marketing programs.

NCR announced a new release of its NCR Advanced Store software that will help retailers bridge the gap between digital and physical channels and enhance their ability to market to consumers at the point-of-sale. The new release will help retailers quickly and cost-effectively power loyalty programs, create offers and drive cross-selling initiatives directly at the point-of-sale through native integration with the NCR Advanced Marketing Solution, NCR’s promotions and offer management software. The unification of digital and physical channels will be further facilitated through technology integration with inventory management software from VendorNet Inc., which now provides retailers a cost-effective, out-of-the-box solution to link their e-commerce channels with store inventory, enabling consumers to buy products on-line and easily pick them up in physical store locations.

In Hospitality, NCR secured additional client wins for its Aloha enterprise solution and hardware. NCR recently announced an agreement with the Green Bay Packers to implement NCR’s Quest venue management solution at Lambeau Field. The solution is designed to help the Packers increase speed of service with faster payment processing, consolidate operations across foodservice and retail, and build a foundation to better manage gift card and loyalty programs for season ticket holders. Approximately 425 wired, wireless and touchscreen point-of-sale terminals are scheduled to be installed throughout the stadium by the 2012-2013 season.

Envysion, Inc. announced the integration of its innovative Managed Video as a Service (MVaaS) platform with NCR’s Aloha Restaurant Guard, the leading exception reporting and theft deterrence tool for restaurant owners. The integration of these solutions enables restaurant owners to monitor cash handling and exception reports, identify trends and validate suspicious transactions identified by Restaurant Guard by viewing the video taken at the time of the transaction.

In Emerging Industries, NCR announced it earned TL 9000 certification, an ISO Quality Management System certification designed specifically for the telecommunications industry. The certification was received following an audit by Bureau Veritas, a global leader in conformity assessment and certification services, who evaluated various aspects of NCR’s global Services organization. The criteria reviewed included process documentation, corrective action and metric collection for specialized service functions, such as installation and engineering, as well as requirements to address communications between telecom network operators and suppliers. The TL 9000 certification recognizes NCR’s ability to provide services that help drive productivity gains and sustainable improvements for its global telecom customers.

NCR’s services business continues to grow its global footprint. NCR Predictive Services, a unique managed service offer for assisted- and self-service technologies, is now available for NCR RealPOS™ point-of-sale terminals. Sainsbury’s, one of the U.K.’s largest retailers, has entered into a five-year managed services agreement through which Sainsbury’s will deploy NCR Predictive Services on its point-of-sale and self-checkout lanes. NCR will also provide helpdesk and multivendor support across 1,000 stores and 23 depots through its Managed Services Retail Centre of Expertise. NCR Predictive Services is also being evaluated by a major U.S. grocer.

First-Quarter 2012 Financial Highlights

Income from operations was $49 million in the first quarter of 2012, which included $39 million of pension expense, $9 million of acquisition related amortization of intangibles, and $4 million of acquisition related integration costs. This compares to $20 million of income from operations in the first quarter of 2011, which included $51 million of pension expense. Excluding these items, non-GAAP income from operations(2) was $101 million in the first quarter of 2012 compared to $71 million in the first quarter of 2011.

Net cash provided by operating activities was $89 million during the first quarter of 2012 compared to $49 million in the first quarter of 2011. Cash from operating activities in the first quarter of 2012 was positively impacted by improvement in operating results period over period. Net capital expenditures of $31 million in the first quarter of 2012 increased slightly from the $25 million in the first quarter of 2011. Discontinued operations resulted in $10 million of cash outflow in the first quarter of 2012 compared to $20 million of cash outflow in the first quarter of 2011, largely a result of cash outflow from the Entertainment business. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was $48 million in the first quarter of 2012, compared to $4 million in the first quarter of 2011.

NCR contributed approximately $18 million to its international and executive pension plans in the first quarter of 2012 compared to $20 million in the first quarter of 2011. The Company expects to contribute approximately $215 million in aggregate to its international, executive, and US qualified pension plans in 2012. The net funded status of the company’s global pension plans was approximately $(1.3) billion as of December 31, 2011.

Other expense, net was $11 million in the first quarter of 2012 compared to other income, net, of $6 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax benefit was $1 million in the first quarter of 2012 compared to income tax expense of $6 million in the first quarter of 2011.

NCR ended the first quarter of 2012 with $414 million in cash and cash equivalents compared to a balance of $398 million as of December 31, 2011. As of March 31, 2012, NCR had a long term debt balance of $809 million compared to a long term debt balance of $852 million as of December 31, 2011.

2012 Outlook

NCR expects full-year 2012 revenues to increase in the range of 11 to 13 percent on a constant currency basis compared with 2011, up from previous guidance of 7 to 9 percent growth. NCR expects its full-year 2012 Income from Operations (GAAP) to be $366 million to $381 million, non-pension operating income (NPOI)(2) to be in the range of $570 to $585 million, GAAP diluted earnings per share to be $1.48 to $1.55 and non-GAAP diluted earnings per share(2) to be in the range of $2.40 to $2.47 per diluted share. The 2012 non-pension operating income (NPOI) and non-GAAP diluted EPS guidance excludes estimated pension expense of $165 million (approximately $119 million after-tax) compared with actual pension expense of $222 million ($155 million after-tax) in 2011 and amortization of intangibles from the Radiant acquisition of approximately $35 million ($24 million after tax).

NCR expects approximately $40 million of Other Expense, net including interest expense in 2012 and its full-year 2012 effective income tax rate to be approximately 27 percent.

The company expects second quarter 2012 non-pension operating income (NPOI)(2) to be in the range of $143 million to $148 million, compared to $116 million in the second quarter of 2011, and second quarter 2012 income from operations to be in the range of $95 million to $100 million, compared to $62 million in the second quarter of 2011.

	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual
Year-over-year revenue (constant currency)	11% - 13%	7% - 9%	9%
Income from Operations (GAAP)	$366 - $381 million	$360 - $375 million	$210 million
Non-pension operating income(2)	$570 - $585 million	$560 - $575 million	$481 million
Diluted earnings per share (GAAP)	$1.48 - $1.55	$1.47 - $1.54	$0.89
Diluted earnings per share excluding pension expense and special items (non-GAAP)(1)	$2.40 - $2.47	$2.36 - $2.43	$2.06

The results related to the company’s Entertainment line of business have been classified as discontinued operations in each period, and in the guidance, in this release. The prior 2012 revenue guidance of 7% - 9% included the Entertainment business in the 2011 comparative period. The current 2012 revenue guidance of 11% - 13% excludes the Entertainment business in the 2011 comparative period.

2012 First Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2012 first quarter results and guidance for full-year 2012. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. NCR’s web site (www.ncr.com) contains a significant amount of information about NCR, including financial and other information for investors (http://investor.ncr.com.). NCR encourages investors to visit its web site from time to time, as information is updated and new information is posted.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Lou Casale

NCR Corporation

212.589.8415

lou.casale@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations

(attributable to NCR) (GAAP) to Non-GAAP Measures

	Q1 2012 Actual	Q1 2011 Actual	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.23	$0.12	$1.48-$1.55	$1.47-$1.54	$0.89

Pension expense	(0.17)	(0.22)	(0.74)	(0.74)	(0.96)
Impairment charge	(0.01)	—	(0.01)	—	—
Acquisition related transaction costs	—	—	—	—	(0.14)
Acquisition related severance costs	—	—	—	—	(0.03)
Acquisition related amortization of intangibles	(0.04)	—	(0.15)	(0.15)	(0.05)
Acquisition related integration costs	(0.02)	—	(0.02)	—	—
Legal settlements and charges	—	0.01	—	—	0.01

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.47	$0.33	$2.40-$2.47	$2.36-$2.43	$2.06

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q1 2012 Actual	Q1 2011 Actual	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual	Q2 2012 Guidance	Q2 2011 Actual
Income from Operations (GAAP)	$49	$20	$366-$381	$360-$375	$210	$95-$100	$62

Pension expense	39	51	165	165	222	39	53
Acquisition related transaction costs	—	—	—	—	30	—	1
Acquisition related severance costs	—	—	—	—	7	—	—
Acquisition related amortization of intangibles	9	—	35	35	12	9	—
Acquisition related integration costs	4	—	4	—	—	—	—
Legal settlements and charges	—	—	—	—	—	—	—
Non-pension Operating Income (non-GAAP) (2)	$101	$71	$570-$585	$560-$575	$481	$143-$148	$116

Free Cash Flow

	For the Periods Ended March 31
	(in millions)
	Three Months
	2012	2011
Net cash provided by operating activities (GAAP)	$89	$49
Less capital expenditures for:
Property, plant and equipment, net of grant reimbursements	(13)	(11)
Capitalized software	(18)	(14)

Total capital expenditures, net	(31)	(25)
Net cash used in discontinued operations	(10)	(20)

Free cash flow (non-GAAP)(3)	$48	$4

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR’s financial results. NCR’s management evaluates the company’s results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with NCR’s past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management’s calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release, exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR’s management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)

Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.
(4)	The results and cash flows related to the company’s Entertainment line of business have been classified as discontinued operations in each period, and in the guidance, presented in this release.

Note to investors—This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements as to NCR’s anticipated or expected results; future financial performance; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about NCR’s future economic performance; comments about future market or industry performance; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management’s current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, which could impact the ability of our customers to make capital expenditures, purchase our products and pay accounts receivable, and drive further consolidation in the financial services sector and reduce our customer base; the financial covenants in our secured credit facility and their impact on our financial and business operations; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness and the effects of changes in those rates; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; manufacturing disruptions affecting product quality or delivery times; the effect of currency translation; our ability to achieve targeted cost reductions; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; our ability to sell higher-margin software and services in addition to our hardware; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; market volatility and the funded status of our pension plans; the success of our pension strategy; compliance with requirements relating to data privacy and protection; expected benefits related to acquisitions and alliances, including the acquisition of Radiant Systems, Inc., not materializing as expected; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended March 31
	Three Months
	2012	2011
Revenue
Products	$570	$458
Services	674	600

Total revenue	1,244	1,058
Cost of products	446	359
Cost of services	500	480

Total gross margin	298	219
% of Revenue	24.0%	20.7%
Selling, general and administrative expenses	199	159
Research and development expenses	50	40

Income from operations	49	20
% of Revenue	3.9%	1.9%
Interest expense	(9)	—
Other (expense) income, net	(2)	6

Total other (expense) income, net	(11)	6

Income before income taxes and discontinued operations	38	26
% of Revenue	3.1%	2.5%
Income tax (benefit) expense	(1)	6

Income from continuing operations	39	20
Loss from discontinued operations, net of tax	(9)	(6)

Net income	30	14

Net income attributable to noncontrolling interests	1	1

Net income attributable to NCR	$29	$13

Amounts attributable to NCR common stockholders:
Income from continuing operations	$38	$19
Loss from discontinued operations, net of tax	(9)	(6)

Net income	$29	$13

Net income per share attributable to NCR common stockholders:

Net income per common share from continuing operations
Basic	$0.24	$0.12

Diluted	$0.23	$0.12

Net income per common share
Basic	$0.18	$0.08

Diluted	$0.18	$0.08

Weighted average common shares outstanding
Basic	158.2	159.2
Diluted	162.3	161.7

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE AND OPERATING INCOME

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2012	2011	% Change
Revenue by segment
Financial Services	$694	$592	17%
Retail Solutions	347	380	(9%)
Hospitality	113	—	—
Emerging Industries	90	86	5%

Total revenue	$1,244	$1,058	18%

Operating income by segment
Financial Services	$56	$47
% of Revenue	8.1%	7.9%
Retail Solutions	2	8
% of Revenue	0.6%	2.1%
Hospitality	19	—
% of Revenue	16.8%	—
Emerging Industries	24	16
% of Revenue	26.7%	18.6%

Subtotal-segment operating income	$101	$71

% of Revenue	8.1%	6.7%
Pension expense	39	51
Other adjustments (1)	13	—

Total income from operations	$49	$20

(1)	Other adjustments include $4 million of acquisition related integration costs and $9 million of acquitision related amortization of intangible assets.

Schedule C

NCR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	March 31 2012	December 31 2011
Assets
Current assets
Cash and cash equivalents	$414	$398
Accounts receivable, net	1,065	1,032
Inventories, net	802	768
Assets held for sale	61	72
Other current assets	336	311

Total current assets	2,678	2,581

Property, plant and equipment, net	298	301
Goodwill	918	913
Intangibles	302	310
Prepaid pension cost	355	339
Deferred income taxes	715	714
Other assets	424	433

Total assets	$5,690	$5,591

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$18	$1
Accounts payable	582	525
Payroll and benefits liabilities	164	221
Deferred service revenue and customer deposits	503	418
Other current liabilities	406	400

Total current liabilities	1,673	1,565

Long-term debt	809	852
Pension and indemnity plan liabilities	1,667	1,662
Postretirement and postemployment benefits liabilities	256	256
Income tax accruals	128	148
Environmental liabilities	208	220
Other liabilities	56	53

Total liabilities	4,797	4,756
Redeemable noncontrolling interests	15	15

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at March 31, 2012, and December 31, 2011, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 158.7, and 157.6 shares issued and outstanding at March 31, 2012, and December 31, 2011, respectively	2	2
Paid-in capital	300	287
Retained earnings	2,017	1,988
Accumulated other comprehensive loss	(1,475)	(1,492)

Total NCR stockholders’ equity	844	785
Noncontrolling interests in subsidiaries	34	35

Total stockholders’ equity	878	820

Total liabilities and stockholders’ equity	$5,690	$5,591

Schedule D

NCR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2012	2011
Operating activities
Net income	$30	$14
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	9	6
Depreciation and amortization	41	29
Stock-based compensation expense	11	7
Excess tax benefit from stock-based compensation	—	(1)
Deferred income taxes	6	—
Gain on sale of property, plant, and equipment	(1)	(2)
Impairment of long-lived and other assets	3	—
Changes in assets and liabilities:
Receivables	(33)	(17)
Inventories	(34)	(50)
Current payables and accrued expenses	(17)	11
Deferred service revenue and customer deposits	85	62
Employee severance and pension	16	33
Other assets and liabilities	(27)	(43)

Net cash provided by operating activities	89	49

Investing activities
Expenditures for property, plant and equipment	(13)	(11)
Proceeds from sales of property, plant and equipment	—	2
Additions to capitalized software	(18)	(14)
Other investing activities, net	(2)	—

Net cash used in investing activities	(33)	(23)

Financing activities
Purchase of Company common stock	—	(35)
Tax withholding payments on behalf of employees	(9)	—
Excess tax benefit from stock-based compensation	—	1
Payments on revolving credit facility	(65)	—
Borrowings on revolving credit facility	40	—
Proceeds from employee stock plans	7	6

Net cash used in financing activities	(27)	(28)

Cash flows from discontinued operations
Net cash used in operating activities	(9)	(6)
Net cash used in investing activities	(1)	(14)

Net cash used in discontinued operations	(10)	(20)
Effect of exchange rate changes on cash and cash equivalents	(3)	6

Increase (decrease) in cash and cash equivalents	16	(16)
Cash and cash equivalents at beginning of period	398	496

Cash and cash equivalents at end of period	$414	$480